Exhibit 3.1

YUKON

BUSINESS CORPORATIONS ACT

(Sections 30 and 179)

Form 5-01

ARTICLES OF AMENDMENT

1.	Name of Corporation: IVANHOE ENERGY INC.

2.	The Articles of the above-named Corporation were amended pursuant to a Court order:

Yes No XXXX

3.	The Articles of Incorporation are amended as follows:

See attached Schedule “A”.

4.	Date: August 15, 2014.

Signature: /s/ Mary A. Vincelli   Title: Corporate Secretary

SCHEDULE “A”

1.	Effective August 15, 2014, every seven (7) issued and outstanding Common Shares of the Corporation are consolidated into one (1) Common Share of the Corporation (the “Common Share Consolidation”); and

2.	no fractional Common Shares will be issued in connection with the Common Share Consolidation and the number of post-consolidation Common Shares to be received by a holder will be rounded up, in the case of a fractional interest that is 0.5 or greater, or rounded down, in the case of a fractional interest that is less than 0.5, to the nearest whole number of Common Shares that such holder would otherwise be entitled to receive upon the implementation of the Common Share Consolidation.